Exhibit 10.1
2015 EMPLOYEE BONUS PLAN
OF
SEMLER SCIENTIFIC, INC.
Semler Scientific, Inc. hereby establishes the Employee Bonus Plan of Semler Scientific, Inc. to provide for incentive compensation to designated employees. The Corporation’s objectives in maintaining the Plan are to (i) attract, retain and motivate the employees required to manage the Corporation; and (ii) promote the achievement of rigorous but realistic financial goals and encourage intensive fact-based business planning.
SECTION 1.   DEFINITIONS
As used in the Plan, the following terms have the following meanings:
1.01“Award” shall mean the compensation granted to a Participant by the Committee for a Performance Period pursuant to the Plan.
1.02“Board” shall mean the Board of Directors of the Corporation.
1.03“Cause” shall have the same meaning as set forth in any Employment Contract of the Participant; in the absence of any such Employment Contract, or in the event there is no definition of “Cause” in such Employment Contract, or conflicting definitions, then “Cause” shall mean: (a) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any of the Corporation’s documents or records; (b) the Participant’s material failure to abide by the Corporation’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (c) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Corporation (including, without limitation, the Participant’s improper use or disclosure of the Corporation’s confidential or proprietary information); (d) any intentional act by the Participant which as a material detrimental effect on the Corporation’s reputation or business; (e) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Corporation of, and a reasonable opportunity to cure, such failure or inability; (f) any material breach by the Participant of any employment or service agreement between the Participant and the Corporation, which breach is not cured pursuant to the terms of such agreement; or (g) the Participant’s conviction (including any plea of guilty or nole contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Corporation.
1.04“Code” shall mean the Internal Revenue Code of 1986, as amended.
1.05“Committee” shall mean the Compensation Committee of the Board, or a subcommittee to which the Compensation Committee of the Board delegates its duties.
1.06“Corporation” shall mean Semler Scientific, Inc., a Delaware corporation.
1.07“Covered Employee” shall mean a Participant who is either a “Covered Employee” within the meaning of Section 162(m) of the Code or a Participant who the Committee has identified as a potential Covered Employee within the meaning of Section 162(m) of the Code.
1.08“Disability” shall have the same meaning as set forth in any Employment Contract of the Participant; in the absence of any such Employment Contract, or in the event there is no definition of “Disability” in such Employment Contract, or conflicting definitions, then “Disability” shall mean that (a) the Participant, because of accident, disability, or physical or mental illness, is incapable of performing the Participant’s duties to the Corporation for (1) a continuous period of ninety (90) days and remains so incapable at the end of such ninety (90) day period; or (2) periods amounting in the aggregate to ninety (90) days within any one period of one hundred twenty (120) days and remains so incapable at the end of such aggregate period of one hundred twenty (120) days; (b) the Participant qualifies to receive long-term disability payments under the long-term disability insurance program, as it may be amended from time to time, covering employees of the Corporation; or (c) the Participant is determined to be totally disabled by the Social Security Administration.

1.09“Employment Contract” means a written employment, severance or similar agreement between a participant and the Corporation.
1.10“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provision and rules thereto.
1.11“Negative Discretion” shall mean the discretion granted to the Committee to reduce or eliminate an Award to a Covered Employee.
1.12“Participant” shall mean the employees of the Corporation who have been selected to participate in this Plan by the Committee pursuant to Section 3.
1.13“Performance Criteria” shall mean the stated business criterion or criteria upon which the Performance Goals for a Performance Period are based as required pursuant to Treasury Regulation 1.162-27(e)(4)(iii). The Performance Criteria that will be used to establish such Performance Goal(s) will be based upon or derived from one or more of the following as designated by the Committee on a Corporation specific basis, business unit basis or in comparison with peer group performance: (a) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (b) net income; (c) operating income; (d) earnings per share; (e) return on stockholders’ equity (also referred to as return on investments); (f) attainment of strategic and operational initiatives; (g) customer income; (h) economic value-added models; (i) maintenance or improvement of profit margins; (j) stock price, including, without limitation, as compared to one or more stock indices; (k) market share; (l) revenues, sales or net sales; (m) return on assets; (n) expense management; (o) improvements in capital structure; (p) costs; and (q) cash flow. In addition, to the degree consistent with the Code, the performance criteria may be calculated without regard to extraordinary, unusual and/or non-recurring items.
1.14“Performance Goals” shall mean the one or more goals for the Performance Period established by the Committee, in writing within the first ninety (90) days of the Performance Period (or, if longer within the maximum period allowed pursuant to Section 162(m) of the Code) based upon the Performance Criteria.
1.15“Performance Period” shall mean the Corporation’s fiscal year.
1.16“Plan” shall mean the Employee Bonus Plan of Semler Scientific, Inc.
1.17“Retirement” shall mean the Participant’s termination of employment with the Corporation, other than for Cause, at any time after the Participant’s attainment of age 65.
1.18“Section 409A” shall mean Section 409A of the Code.
1.19“Target Awards” shall mean the award established for a Performance Period by the Committee expressed as a percentage of base salary as in effect on the first day of the Performance Period. Target Awards shall serve only as a guideline in making Awards. No Award payable to an individual under this Plan for a given Performance Period year shall exceed $2,000,000.
SECTION 2.   ADMINISTRATION
2.01In General.   The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that such subcommittee shall consist solely of at least two (2) individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto); provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any Award made by such subcommittee. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the Participants and to determine the Target Award and the amount of, or method of determining, the Awards to be made to Participants. The Committee is authorized to interpret the Plan, to establish, amend or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority, consistent with the provisions of the Plan, to establish the terms and conditions of any Award and to waive any such terms or conditions at any time.
2.02Adjustment to Performance Goals.   The Committee is specifically authorized at any time during the first ninety (90) days of the Performance Period, or at any time thereafter in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation, or in response to, or in anticipation of changes in applicable law, regulations, accounting principles, or business conditions; and (c) in view of the Committee’s assessment of the business strategy of the Corporation, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. However, to the extent the exercise of such authority after the first ninety (90) days of the Performance Period would cause the Awards granted to Covered Employees for the Performance Period to fail to qualify as “Performance-Based Compensation” under Section 162(m) of the Code, then such authority shall be only exercised with regard to those Participants who are not Covered Employees.
2.03Section 162(m) of the Code.   For all Covered Employees, the Plan shall for all purposes be interpreted and construed in accordance with Section 162(m) of the Code.
SECTION 3.   PARTICIPATION AND ELIGIBILITY
The Committee shall, in its sole discretion, designate the employees who will be Participants for such Performance Period. However, the fact that an employee is a Participant for a Performance Period shall not in any manner entitle such Participant to receive an Award for the Performance Period.
SECTION 4.   AWARD DETERMINATION
4.01Certification.   As soon as practicable following the availability of performance results for the completed Performance Period, the Committee shall determine the Corporation’s performance in relation to the Performance Goals for that period and certify in writing whether the Performance Goals were satisfied.
4.02Attainment of Performance Goal.   If the Committee certifies that the Performance Goals for a Performance Period were satisfied, the Awards shall be paid out pursuant to Section 5. If the Committee certifies that the Performance Goals for a Covered Employee for a Performance Period have not been satisfied then the Covered Employee shall not receive an Award for the Performance Period.
4.03Committee Determinations.   The Committee shall, in its sole and absolute discretion, determine for each Participant the amount of the Award for the Performance Period. The Committee shall have no discretion to increase the amount of any Award to a Covered Employee, but may through its Negative Discretion reduce the amount of or totally eliminate an Award to a Covered Employee if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate.
SECTION 5.   TIME AND FORM OF PAYMENT
Awards will be distributed in a lump sum cash payment as soon as practicable following the Committee’s determination described in Section 4; provided, however, all Awards shall be paid no later than March 15 of the calendar year following the Performance Period in which the Award was earned.
SECTION 6.   TERMINATION OF EMPLOYMENT
6.01Termination of Employment Other Than from Death, Disability or Retirement.   A Participant who terminates employment during the Performance Period for reasons other than death, Disability or Retirement shall not be eligible to receive an Award for the Performance Period which includes the Participant’s date of termination of employment.

6.02Termination Due to Death, Disability or Retirement.   A Participant who terminates employment during a Performance Period due to death, Disability or Retirement shall be eligible to receive an Award equal to the Award which would have been earned by such Participant, pro-rated for that portion of the Performance Period during which the Participant was employed.
6.03Termination of Employment Prior to Payment.   The Committee shall determine rules regarding the treatment of a Participant who terminates employment after the Performance Period but prior to the payment of the Award.
SECTION 7.   UNFUNDED STATUS
Any amount due and payable pursuant to the terms of the Plan shall be paid out of the general assets of the Corporation. A Participant (and his or her beneficiary) shall not have an interest in any specific asset of the Corporation or any specific asset held hereunder as a result of this Agreement. The Corporation shall have no obligation to set aside any funds for the purpose of making any benefit payments under this Agreement. Nothing contained herein shall give a Participant (and his or her beneficiary) any rights that are greater than those of an unsecured creditor of the Corporation with respect to any unpaid benefits under this Plan. No action taken pursuant to the terms of this Agreement shall be construed to create a funded arrangement, a plan asset, or fiduciary relationship among the Corporation, its designee, and the Participant (or his or her beneficiary).
SECTION 8.   FAILURE TO ENFORCE NOT A WAIVER
The failure of the Corporation to enforce at any time any provision of this Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.
SECTION 9.   NO LIMITATION ON RIGHTS OF THE CORPORATION
The grant of an Award shall not in any way affect the right or power of the Corporation to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
SECTION 10.   SECTION 409A
The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A. The Plan and all Awards granted hereunder shall be administered, interpreted, and construed in a manner consistent with Section 409A to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B). Should any provision of the Plan or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A.
SECTION 11.   AMENDMENT AND TERMINATION OF THE PLAN
The Committee may amend, modify or terminate this Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect payment of an Award for a completed Performance Period.
SECTION 12.   NO RIGHT TO CONTINUED EMPLOYMENT
Participation in the Plan shall impose no obligation on the Corporation, its subsidiaries, or any affiliate to continue the employment of the Participant and shall not lessen or affect the Corporation’s, subsidiary’s, or any affiliate’s right to terminate the employment of such Participant.
SECTION 13.   ASSIGNMENT
The rights to an Award may not be assigned, alienated, attached, sold or transferred, pledged or otherwise disposed or encumbered by the Participant, otherwise than by will or by the laws of descent and distribution. Any attempt to assign, transfer, pledge or otherwise dispose of an Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Award shall be null, void and without effect.
SECTION 14.   SUCCESSORS
Except as herein provided, this Plan shall be binding upon the parties hereto, their heirs, executors, administrators, successors (including but not limited to successors resulting from any corporate merger or acquisition), or assigns.
SECTION 15.   GOVERNING LAW
This Plan shall be governed by and construed according to the laws of the State of Delaware without regard to conflicts of laws principles.
SECTION 16.   EFFECTIVE DATE
This Plan is effective as of April 30, 2015, which is the date the Plan was approved by the Board. The Plan was approved by the Corporation’s stockholders on October 29, 2015.